Exhibit 10.2

RIVER ROCK ENTERTAINMENT AUTHORITY

DRY CREEK RANCHERIA BAND OF POMO INDIANS

FORBEARANCE AND SUPPORT AGREEMENT
Dated as of November 2, 2011

in relation to

INDENTURE

DATED AS OF DECEMBER 22, 2006

Re:

$58,500,000

Tribal Notes

FORBEARANCE AND SUPPORT AGREEMENT

THIS FORBEARANCE AND SUPPORT AGREEMENT dated as of November 2, 2011 (this “Forbearance Agreement”) is among THE DRY CREEK RANCHERIA BAND OF POMO INDIANS, a federally recognized Indian tribe and sovereign nation (the “Tribe”), RIVER ROCK ENTERTAINMENT AUTHORITY, an unincorporated governmental instrumentality of the Tribe (the “Authority”) and Merrill, Lynch, Pierce, Fenner & Smith Incorporated (“Merrill,” and together with any Transferee (as defined below), a “Merrill Party”).

RECITALS:

A.                                   As of the date hereof, the Tribe has outstanding $27.6 million aggregate principal amount of Tribal Notes (as defined below).

B.                                     The Tribe, the Authority and U.S. Bank National Association, as Trustee, entered into the Original Indenture (as defined below) pursuant to which the Authority issued and presently has outstanding $200.0 million aggregate principal amount of 9 ¾% Notes.

C.                                     Prior to the date hereof, the Tribe, the Authority, and representatives of certain holders of the 9 ¾% Notes have discussed the possibility of consummating a financial restructuring (the “Restructuring”) of the Tribal Notes and the 9 ¾% Notes.

D.                                    The Restructuring is comprised of (x) the issuance by the Authority of $27.6 million in aggregate principal amount of the Subordinated Notes (as defined below), the proceeds of which will be used by the Tribe to retire in full the Tribal Notes and (y) the issuance of up to $200.0 million of Senior Notes (as defined below) in exchange for up to 100% of the outstanding 9 ¾% Notes.

E.                                      The Tribe, the Authority and the Noteholders (as defined below) anticipate that the Restructuring will be implemented through an exchange offer and consent solicitation pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, and the Senior Notes Indenture (as defined below) will be qualified under the Trust Indenture Act of 1939, as amended.

F.                                      As of the date of this Forbearance Agreement, the Tribal Notes are due and payable, together with all accrued and unpaid interest on such unpaid principal amount since October 1, 2011.

G.                                     At the request of the Tribe and the Authority, in order to help facilitate the restructuring of the Tribal Notes and the 9 ¾% Notes, Merrill is willing to agree to forbear from exercising certain of its rights with respect to the Tribal Notes on the terms and subject to the conditions of this Forbearance Agreement.

H.                                    Concurrent with the execution of this Forbearance Agreement, the Noteholders have executed and delivered to the Tribe and the Authority a substantially similar forbearance agreement pursuant to which such Noteholders agree to forbear from exercising certain of their rights with respect to the 9 ¾% Notes and to exchange their 9 ¾% Notes for Senior Notes as part of the Restructuring, all on the terms and subject to the conditions of such forbearance agreement (the “9 ¾% Notes Forbearance Agreement”).

I.                                         All requirements of law and all other acts and things necessary to make this Forbearance Agreement a valid, legal and binding agreement according to its terms for the purposes herein expressed have been fully complied with, done or performed.

NOW, THEREFORE, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Tribe, the Authority and Merrill do hereby agree as follows:

SECTION 1.                                DEFINITIONS

The following terms shall have the following definitions:

“9 ¾% Notes” means the Authority’s $200.0 million 9 ¾% Senior Notes due 2011 issued pursuant to the Original Indenture.

“9 ¾% Notes Forbearance Agreement” has the meaning set forth in the recitals hereto.

“9 ¾% Notes Forbearance Period” means the “Forbearance Period” as such term is defined in the 9 ¾% Notes Forbearance Agreement.

“AAA” has the meaning set forth in SECTION 9(d) hereof.

“Applicable Courts” has the meaning set forth in SECTION 9(c) hereof.

“Authority” has the meaning set forth in the preamble hereto.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

“Collateral Documents” means each of the Collateral Documents referred to in the Original Tribal Notes Indenture.

“Confidential Information” has the meaning set forth in Section 8.7 hereof.

“Creditor Party” has the meaning set forth in SECTION 10(b) hereof.

“Definitive Documents” means the Subordinated Notes Indenture and the Waterfall Agreement.

“Disclosure Statement” means the solicitation and disclosure statement in respect of the Exchange Offer and Consent Solicitation describing, among other things, the Restructuring.

“Effective Date” has the meaning set forth in SECTION 2 hereof.

“Exchange Offer and Consent Solicitation” means that certain offer and consent solicitation made by the Authority to holders of the 9 ¾% Notes to (x) exchange up to $200.0 million of the 9 ¾% Notes for Senior Notes to be issued by the Authority and (y) consent to the proposed amendments to the Original Indenture.

“Forbearance Agreement” has the meaning set forth in the preamble hereto.

“Forbearance Period” has the meaning set forth in Section 3.1 hereof.

“IC Acknowledgement” has the meaning set forth in SECTION 6 hereof.

“Insolvency Event” means the occurrence of any of the following events: the Tribe or the Authority files a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation, or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, or if any such petition is involuntarily filed against the Tribe or the Authority.

“Insolvency Proceeding” means any proceeding relating to any Insolvency Event.

“Joinder Agreement” has the meaning set forth in SECTION 7 hereof.

“Management Activities” has the meaning set forth in SECTION 10(b) hereof.

“Merrill” has the meaning set forth in the preamble hereto.

“Merrill Party” has the meaning set forth in the preamble hereto.

“Noteholders” means the investors holding 9 ¾% Notes that executed the 9 ¾% Forbearance Agreement.

“Orders” has the meaning set forth in SECTION 9(e) hereof.

“Original Tribal Notes Indenture” means the indenture governing the Tribal Notes, dated as of December 22, 2006, as amended, between the Tribe and U.S. Bank National Association, as trustee.

“Original Indenture” means the indenture governing the 9 ¾% Notes among the Tribe, the Authority and U.S. Bank National Association, as trustee, dated November 7, 2003.

“Permitted Claims” has the meaning set forth in SECTION 9(a) hereof.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Preliminary Offering Memorandum” means the Preliminary Offering Memorandum, dated October 19, 2011, prepared by the Authority with respect to the offer of the Series A Senior Notes and Series B Tax-Exempt Senior Notes described therein.

“Required Tribal Noteholders” means holders holding at least a majority in principal amount of the Tribal Notes held by all holders as of the date of the determination of Required Tribal Noteholders.

“Restructuring” has the meaning set forth in the recitals hereto.

“Senior Notes” means the senior notes to be issued pursuant to the Senior Notes Indenture as part of the Restructuring.

“Senior Notes Indenture” means the indenture governing the Senior Notes to be issued as part of the Restructuring, among the Tribe, the Authority and the trustee named therein, and the agreements entered into and documents delivered in connection therewith.  The principal terms of the Senior Notes Indenture will be as described in the Preliminary Offering Memorandum.

“Solicitation” means the solicitation by the Authority of acceptances by the holders of the 9 ¾% Notes to the Exchange Offer and Consent Solicitation.

“Solicitation Period” means that certain period during which the Tribe and the Authority will distribute the Disclosure Statement to holders of the 9 ¾% Notes.

“Specified Event of Default” means the following defaults or event of defaults under the Original Tribal Notes Indenture existing or anticipated as of the date hereof: the Tribe’s failure to pay when due the principal of, and interest on, the Tribal Notes on the maturity date thereof and any other overdue interest payments.

“Subordinated Notes” means the $27.6 million of subordinated notes of the Authority to be issued pursuant to the Subordinated Notes Indenture as part of the Restructuring.

“Subordinated Notes Indenture” means the indenture governing the Subordinated Notes to be issued as part of the Restructuring, among the Tribe, the Authority and the trustee named therein, in the form attached to the IC Acknowledgment.  The principal terms of the Subordinated Notes Indenture will be as described in the Preliminary Offering Memorandum.

“Transfer” has the meaning set forth in SECTION 7 hereof.

“Transferee” has the meaning set forth in SECTION 7 hereof.

“Tribal Notes” means the Tribe’s notes issued to Merrill in 2006 and 2007, of which $27.6 million in aggregate principal amount is outstanding as of the date hereof.

“Tribe” has the meaning set forth in the preamble hereto.

“Waterfall Agreement” means the Waterfall Agreement to be entered into as part of the Restructuring, among the Tribe, the Authority, the depository named therein, the collateral trustee named therein and trustees for the Senior Notes and the Subordinated Notes named therein, in the form attached to the IC Acknowledgment.  The principal terms of the Waterfall Agreement will be as described in the Preliminary Offering Memorandum.

SECTION 2.                        EFFECTIVE DATE.

The Forbearance Period shall commence on the date upon which each of the following conditions precedent shall have been satisfied or waived (the “Effective Date”):

2.1.                              Counsel to Merrill shall have received counterparts of this Forbearance Agreement, executed and delivered by a duly authorized officer of each of the Tribe and the Authority, and a copy of the 9 ¾% Forbearance Agreement executed by the Tribe, the Authority and the Noteholders.

2.2.                              Counsel for the Tribe and the Authority shall have received a counterpart of this Forbearance Agreement, executed and delivered by a duly authorized representative of Merrill and the other conditions set forth in Section 2.2 of the 9 ¾% Forbearance Agreement shall have been satisfied or waived.

SECTION 3.                        FORBEARANCE PERIOD.

3.1.                              The “Forbearance Period” shall mean the period of time beginning upon the Effective Date and ending upon the earliest to occur of the following: (a) the termination of the 9 ¾% Notes Forbearance Period; or (b) the occurrence during the Forbearance Period of any event of default, other than a Specified Event of Default, under the Original Tribal Notes Indenture.

3.2.                              Subject to Section 3.3 below, each Merrill Party, severally and not jointly, agrees that, for so long as the Forbearance Period shall be continuing, such Merrill Party shall not (i) file a complaint or take any other action to commence litigation, an arbitration or other proceeding to collect payment of amounts due in respect of its Tribal Notes or to seek to enforce any of the provisions of the Original Tribal Notes Indenture or any of its rights or remedies thereunder or (ii) commence or participate in commencing any involuntary Insolvency Proceeding against the Tribe or the Authority.  The parties hereto agree that this Forbearance Agreement is not intended to and does not modify, limit or abridge any right, remedy, power or privilege that the Tribe, the Authority or any Merrill Party would or might otherwise have following the expiration of the Forbearance Period.  Following the Forbearance Period, the Tribe, the Authority and the Merrill Parties shall have all rights, remedies, powers and privileges available to them under the Original Tribal Notes Indenture or the Tribal Notes (including with respect to any Specified Event of Default) or otherwise under law or equity as if this Forbearance Agreement had never existed (including, in the case of the Merrill Parties, all rights, remedies, powers and privileges available to them as a result of the occurrence of then existing events of default under the Original Tribal Notes Indenture, including the Specified Event of Default).  Except as expressly set forth herein, and subject to the terms and limitations set forth in this Forbearance Agreement, no forbearance by any Merrill Party of any kind has been granted by it, no course of action or inaction shall give rise to any forbearance in the absence of an explicit written agreement evidencing such forbearance, and neither the Tribe nor the Authority will assert and they each hereby waive any right to assert that any forbearance other than the one provided for in this Forbearance Agreement exists.

3.3.                              The Tribe and the Authority acknowledge and agree that if any event of default under the Original Tribal Notes Indenture other than a Specified Event of Default occurs during the Forbearance Period, each Merrill Party has reserved the right to, and may, exercise, at any time and from time to time, any and all rights and remedies under the Original Tribal Notes Indenture and applicable law in connection therewith.

SECTION 4.                        COMMITMENT OF MERRILL PARTIES.

Subject to the occurrence of the Effective Date and until the expiration of the Forbearance Period, the Merrill Parties shall:

4.1.                              unless the Exchange Offer and Consent Solicitation is earlier terminated or withdrawn by the Authority, purchase all of the Subordinated Notes on or prior to consummation of the Exchange Offer and Consent Solicitation; provided that each Definitive Document and the Senior Notes Indenture will be substantially in the form previously distributed to Merrill in connection with the offering of the Authority’s senior notes pursuant to the Preliminary Offering Memorandum, with such changes as approved by the parties thereto in their sole and absolute discretion and provided further that changes to the Senior Notes Indenture be not adverse to the Merrill Parties;

4.2.                              not withdraw or revoke its commitment to purchase all of the Subordinated Notes; provided that the Tribe and the Authority agree that the Merrill Parties may withdraw such commitment at any time following (x) the date that the Exchange Offer and Consent Solicitation is terminated, withdrawn or expired or (y) the termination of the Forbearance Period; and

4.3.                              except as permitted by Section 3.3 hereof, not directly or indirectly take any other action, including, without limitation, initiating any legal proceeding, that is inconsistent with, or that would delay consummation of, the Restructuring.

SECTION 5.                        COMMITMENT OF THE TRIBE AND THE AUTHORITY.

Each of the Tribe and the Authority jointly and severally agrees to use its reasonable best efforts to, for so long as the Forbearance Period shall be continuing, (i) support and complete the Exchange Offer and Consent Solicitation and Restructuring, (ii) do all things reasonably necessary and appropriate in furtherance of the Exchange Offer and Consent Solicitation and Restructuring, and (iii) obtain any and all required regulatory and/or third-party approvals for the Restructuring.  Further, the Tribe and the Authority agree that (i) the sale of Subordinated Notes to the Merrill Parties and the repayment of the Tribal Notes with the proceeds of the sale of the Subordinated Notes shall be part of the Restructuring to be effected pursuant to the Exchange Offer and Consent Solicitation and (ii) the issuance of the Senior Notes in exchange for outstanding 9 ¾% Notes shall not occur unless the redemption of the Tribal Notes with the proceeds of the sale of the Subordinated Notes occurs simultaneously.  Immediately upon the receipt by the Authority of the proceeds of the sale of the Subordinated Notes to the Merrill Parties, the Authority and/or the Tribe shall cause such proceeds to be applied to redeem the Tribal Notes in their entirety.

SECTION 6.                        CERTIFICATION OF DEFINITIVE DOCUMENTS.

Prior to the commencement of the Solicitation, and upon the agreement of the Tribe, the Authority and the Merrill Parties that the Definitive Documents are in final form (which agreement may be withheld by any of such parties in their reasonable judgment), the Tribe, the Authority and the Merrill Parties shall enter into a written acknowledgment substantially in the form attached hereto as Annex A (the “IC Acknowledgment”), confirming that the documents attached thereto are in final form.

SECTION 7.                        TRANSFER OF TRIBAL NOTES.

If, following execution of this Forbearance Agreement by a Merrill Party, such Merrill Party hypothecates, pledges, conveys, transfers, assigns or sells (collectively, a “Transfer”) all or a part of the Tribal Notes held by such Merrill Party it to any Person (each such Person, a “Transferee”), such Transferee must, as a condition precedent to such Transfer, execute a joinder agreement in substantially the form set forth hereto as Annex B (the “Joinder Agreement”).  Any Transfer that is made in violation of the immediately preceding sentence shall be null and void.  Merrill and any other Merrill Party shall notify the Tribe and the Authority in writing of any Transfer by it of Tribal Notes within two Business Days after the execution of an agreement (or trade confirmation) in respect of such Transfer.

SECTION 8.                        REPRESENTATIONS, WARRANTIES, AGREEMENTS AND ACKNOWLEDGEMENTS OF THE TRIBE, THE AUTHORITY AND MERRILL PARTIES.

8.1.                              To induce the Merrill Parties to enter into this Forbearance Agreement, the Tribe and the Authority, jointly and severally, represent and warrant (which representations and warranties shall survive the execution and delivery of this Forbearance Agreement) to the Merrill Parties that (a) this Forbearance Agreement has been duly executed and delivered by the Tribe and the Authority, (b) this Forbearance Agreement constitutes the legal, valid and binding obligation, contract and agreement of the Tribe and Authority enforceable against them in accordance with its terms, (c) the execution, delivery and performance of this Forbearance Agreement (1) have been duly authorized by all requisite governmental and other action on the part of the Tribe and the Authority, (2) do not require the consent or approval of any governmental or regulatory body or agency, and (3) will not violate (i) any provision of law, statute, rule or regulation (including, but not limited to, any tribal ordinance, rule or regulation), (ii) the Tribe’s Articles of Association, or (iii) any order of any court or any other agency or governmental authority binding upon the Tribe or the Authority.

8.2.                              To induce the Merrill Parties to enter into this Forbearance Agreement, each of the Tribe and the Authority covenants, acknowledges and agrees that, for so long as the Forbearance Period shall be continuing, it shall not seek to enforce any of the provisions of the Original Tribal Notes Indenture or the Collateral Documents or any of its rights or remedies thereunder or at law or in equity.  Except as expressly set forth herein, and subject to the terms and limitations set forth in this Forbearance Agreement, no waiver of any kind has been granted by the Tribe or the Authority, no course of action or inaction shall give rise to any waiver in the absence of an explicit written agreement evidencing such waiver, and none of the Merrill Parties will assert and they each hereby waive any right to assert that any waiver exists.

8.3.                              To induce the Merrill Parties to enter into this Forbearance Agreement, the Tribe covenants, acknowledges and agrees as at the date of this Forbearance Agreement as follows: (a) the outstanding principal amount of the Tribal Notes is matured, due and payable in full and unpaid and (b) the principal amount of the Tribal Notes bears interest in accordance with the terms of the Original Tribal Notes Indenture until paid.

8.4.                              [Reserved].

8.5.                              To induce the Tribe and the Authority to enter into this Forbearance Agreement, Merrill represents and warrants (which representations and warranties shall survive the execution and delivery of this Forbearance Agreement) to the Tribe and the Authority that, as of the date hereof, it beneficially owns the entire principal amount of the Tribal Notes outstanding.

8.6.                              Each party hereto agrees not to seek, solicit, negotiate, vote or otherwise take any action to encourage the making of any alternative proposal to effect a refinancing, restructuring, or modification of the Tribal Notes, the Original Tribal Notes Indenture or the Senior Notes, or provide any information to any party contemplating such a transaction.

8.7.                              Each Merrill Party agrees that, without the prior written consent of the Authority or the Tribe, except as required by law, regulation or legal process, it will not disclose to any other Person (including, without limitation, by issuing a press release or otherwise making any public statement) the terms of the Exchange Offer and Consent Solicitation and Restructuring (the “Confidential Information”) until such time as such terms become generally available to the public other than as a result of disclosure by any Merrill Party in violation of this Forbearance Agreement; provided, however, that it may disclose the Confidential Information to Persons who subsequently enter into a Joinder Agreement or otherwise agree to be bound by the terms of this confidentiality obligation either in a writing with the Authority and Tribe or which recognizes the Authority and Tribe as third party beneficiaries.

SECTION 9.           IRREVOCABLE LIMITED WAIVER OF SOVEREIGN IMMUNITY; DISPUTE RESOLUTION PROVISIONS.

(a)           The Tribe unconditionally and irrevocably waives its sovereign immunity from any suit, action, proceeding or legal process of any nature, and any and all defenses based thereon, limited to any claim, demand, dispute, action or cause of action to enforce a Merrill Party’s rights under this Forbearance Agreement (the “Permitted Claims”).  Such limited irrevocable waiver extends to permit the interpretation, enforcement and the seeking of legal or equitable relief and remedies (whether through an award or granting of specific performance, injunction, mandamus, damages or otherwise) through judicial proceedings and other legal process as hereinafter provided in this Forbearance Agreement; provided, however, such waiver shall be subject to the following limitation: no Person may seek enforcement or to recover any damages as a result of such waiver against any property or rights of the Authority or the Tribe, except as against Pledged Revenues or Collateral as defined in the Original Tribal Notes Indenture.

(b)           Without in any way limiting the generality of the foregoing, the Tribe expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any court, to take such action to give effect to any judgment entered or order granted in accordance with the terms of this Forbearance Agreement.  The Tribe unconditionally and irrevocably waives the jurisdiction and right of any tribal court or forum, now or hereafter existing or created, to hear or resolve any Permitted Claim.  The Tribe unconditionally and irrevocably waives the application of any rule or doctrine relating to the exhaustion of tribal remedies, abstention or comity that might otherwise require or permit a Permitted Claim to be heard or resolved (either initially or finally) in a tribal court or other tribal forum.

(c)           The Tribe irrevocably consents to arbitration as, and to the extent provided, in Section 9(d) and Section 9(e) below, solely limited to the resolution and enforcement of Permitted Claims and actions permitted by the waivers described in Section 9(a) and 9(b) above, to the following courts (the “Applicable Courts”): (x) the federal courts of the United States of America located in the City of New York and all courts to which any appeal therefrom may be available; (y) any court of the State of New York and all courts to which any appeal therefrom may be available; and (z) any court or other forum of the Tribe (to the extent that any Merrill Party has commenced or consented to an action in such court or forum, but only with respect to such Merrill Party).

(d)           At the election of the Merrill Parties, any Permitted Claims must be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the “AAA”), as modified by this Forbearance Agreement.  An arbitration proceeding may be commenced only by the Merrill Parties, upon the filing with the AAA of a Statement of Claim (within the meaning of the AAA rules) and serving a copy thereof on the Tribe.  A single arbitrator shall hear the Permitted Claim, and shall be selected in accordance with the rules of the AAA.  No person shall be eligible to serve as an arbitrator if the person is related to, affiliated with or has represented in a legal capacity any party to the arbitration proceeding or any party to this Forbearance Agreement.  The arbitrator shall be an attorney or retired judge admitted to practice and in good standing before the highest court of a state, who is experienced in advising clients in connection with commercial borrowings or the issuance of debt securities.  Any party shall be permitted to engage in any discovery permitted under the rules of the AAA.  However, all discovery shall be completed within 90 days following the initial filing of the Statement of Claim.

(e)           The hearing on the arbitration must be held in the City of Los Angeles, California, and commence and be completed no more than 30 days after the close of discovery, and the arbitrator shall render an award in writing within 30 days of the completion of the hearing, which shall contain findings of facts and conclusions of law.  Any arbitrator appointed hereunder may award interim injunctive relief before the final arbitration award.  Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The Tribe shall comply with and observe each order, award, judgment or decree entered by any arbitrator as provided above or any Applicable Court with respect to any Permitted Claim (collectively, “Orders”).  To that end, the Tribe and any court of the Tribe of competent jurisdiction now or hereafter existing shall give full faith and credit to all Orders and, to the extent reasonably necessary, shall issue such additional orders and take such additional actions and exercise such additional legal powers as may reasonably be necessary to effectuate the same, whether within or without the Tribe’s lands.  In addition, to the extent applicable, any arbitration award arising from arbitration authorized hereunder shall be effectuated in accordance with the terms granting such arbitration rights and in accordance with the Tribal Arbitration Ordinance, and shall be deemed to be an Order.  The Tribe’s police powers shall be available to secure and support any such enforcement efforts, and all police or other law enforcement officials of the Tribe shall carry out such Orders.  All enforcement remedies with respect to any Order generally available throughout the State of California may be applied on the reservation of the Tribe, including lands owned in fee by or held by or in trust for the Tribe.

(f)            The Tribe agrees not to revoke or limit, in whole or in part, its waiver of sovereign immunity contained in this Forbearance Agreement or in any way attempt to revoke or limit, in whole or in part, such waiver of sovereign immunity.  In the event of any such revocation, limitation, attempted revocation, or attempted limitation, the parties hereto expressly recognize and agree that there remains no adequate remedy at law available to the Merrill Parties, each of them will be irreparably injured upon such revocation or limitation hereof, and the Tribe hereby consents to the entry of appropriate injunctive relief, consistent with the terms and conditions of this Forbearance Agreement.  In the event of any attempted limitation or revocation of the waiver of sovereign immunity granted in this Forbearance Agreement, a Merrill Party may immediately seek judicial injunctive relief as provided in this waiver.  Any action seeking injunctive relief hereunder shall be brought at such Persons’ option, either in an arbitration proceeding as provided herein, or in one of the Applicable Courts, and the Tribe expressly consents to the jurisdiction of, and agrees to be bound by, any order or judgment of such arbitrator or Applicable Court, and any federal or state court with appellate jurisdiction thereof.

SECTION 10.         IGRA SAVINGS PROVISIONS; MANAGEMENT ACTIVITIES.

(a)           It is not the intent of the parties hereto that this Forbearance Agreement whether considered alone, or together with any other one or more documents, constitutes a management contract within the meaning of IGRA and its implementing regulations.  Accordingly, to the extent any reasonable basis exists therefore, each and every provision hereof shall be interpreted in a manner that does not cause this Forbearance Agreement to constitute a management contract, whether considered alone, or together with any other one or more documents.  In no event shall any provision of this Forbearance Agreement be applied, or deemed in effect or enforceable, to the extent such provision allows any action or influence by any party hereto or any other Person that constitutes management of gaming in violation of IGRA and its implementing regulations.  Notwithstanding any other provision herein, if any term or condition herein should cause this Forbearance Agreement alone or together with one or more other documents, to constitute a management contract within the meaning of IGRA and its implementing regulations, such term or condition shall be null and void without any further force and effect, with all other terms and conditions not similarly null and void remaining in full force and effect.  This provision shall survive as an agreement separate and apart from the remainder of this Forbearance Agreement in the event of any determination that any provision of this Forbearance Agreement causes this Forbearance Agreement to constitute a management contract within the meaning of IGRA and its implementing regulations.

(b)           Notwithstanding any provision in this Forbearance Agreement, no Merrill Party (each, a “Creditor Party”) shall engage in any planning, organizing, directing, coordinating or controlling of all or any portion of the operations of the Gaming Business (collectively, “Management Activities”), including, but not limited to:

(a)           the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(b)           any working or employment policies or practices;

(c)           the hours or days of operation;

(d)           any accounting systems or procedures;

(e)           any advertising, promotions or other marketing activities;

(f)            the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(g)           the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(h)           budgeting, allocating, or conditioning payments of the Authority’s operating expenses;

provided, however, that no party to this Forbearance Agreement will be in violation of this paragraph as a result of any such Person enforcing (or directing the enforcement of) compliance with any term or condition of this Forbearance Agreement that does not require the Gaming Business to be subject to any Management Activities.

SECTION 11.         MISCELLANEOUS.

11.1.        The descriptive headings of the various sections or parts of this Forbearance Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

11.2.        Any notice that is to be delivered to any party hereto pursuant to this Forbearance Agreement shall be delivered or transmitted as follows:

If to the Authority and the Tribe:

River Rock Entertainment Authority

3250 Highway 128

Geyserville, California 95441

Facsimile:  (707) 857-2726

Attention:  Chief Financial Officer

and

Dry Creek Rancheria Band of Pomo Indians

3250 Highway 128

Geyserville, California 95441

Attention:  Chairman

with copies to:

Holland & Knight LLP

633 West Fifth Street, 21st Floor

Los Angeles, California 90071

Facsimile:  (213) 896-2450

Attention:  Jerome Levine, Esq.

and

Holland & Knight LLP

31 West 52nd Street

New York, New York 10019

Facsimile:  (212) 385-9010

Attention:  Randolph DelFranco, Esq.

If to Merrill:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park, 9th Floor

New York, NY 10036

Attention: Head, Municipal Capital Markets

with a copy to:

David L. Taub, Esq.

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173

All notices shall be effective: (i) upon delivery by courier to the address specified in this Section 11.2, (ii) in the case of a facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.2 and the facsimile machine used by the sender provides written confirmation that such facsimile has been so transmitted or receipt of such facsimile is otherwise confirmed; or (iii) in the case of email, when transmitted if no error message is received by the sender.

11.3.        This Forbearance Agreement constitutes the complete agreement between the parties and incorporates all prior agreements and representations, if any.  This Forbearance Agreement may not be amended or changed except in a writing signed by the party to be charged by said amendment or modification.

11.4.        This Forbearance Agreement shall be governed by and construed in accordance with the laws of the State of New York.

11.5.        The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Forbearance Agreement may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

11.6.        Any provision of this Forbearance Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

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RIVER ROCK ENTERTAINMENT AUTHORITY

By:	/s/ Harvey Hopkins
Name:	Harvey Hopkins
Title:	Chairman of the Board

By:	/s/ Margie Rojes
Name:	Margie Rojes
Title:	Secretary-Treasurer

THE DRY CREEK RANCHERIA BAND OF POMO INDIANS

By:	/s/ Harvey Hopkins
Name:	Harvey Hopkins
Title:	Chairman of the Board

By:	/s/ Margie Rojes
Name:	Margie Rojes
Title:	Secretary-Treasurer

MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Edward H. Curland
Name:	Edward H. Curland
Title:	Authorized Signatory

Signature Page to Forbearance Agreement

Annex A

IC Acknowledgement

Each of the undersigned hereby acknowledges and agrees, as required by Section 6 of the Forbearance and Support Agreement, dated as of November [  ], 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Forbearance Agreement”), by and among the River Rock Entertainment Authority (the “Authority”), The Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe and sovereign nation (the “Tribe”), and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, that that the following attached documents are in final form:

1.     Indenture governing the [  ]% Subordinated Notes due [2019], dated [                    ], 2011, among the Authority, the Tribe and the trustee named therein, attached hereto as Exhibit A.

2.     Waterfall Agreement, dated [                    ], 2011, among the Tribe, the Authority, the trustee under the Senior Notes Indenture, the trustee under the Subordinated Notes Indenture, the collateral trustee named therein and the depository named therein, attached hereto as Exhibit B.

[Signatures Follow]

ACKNOWLEDGED AND AGREED, as of the date first above written:

RIVER ROCK ENTERTAINMENT AUTHORITY

By:
Name:
Title:

THE DRY CREEK RANCHERIA BAND OF POMO INDIANS

By:
Name:
Title:

MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

Exhibit A

Indenture

Exhibit B

Waterfall Agreement

Annex B

Joinder Agreement

This Joinder Agreement, dated as of                                (this “Joinder Agreement”), to the Forbearance and Support Agreement, dated as of November [  ], 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Forbearance Agreement”), by and among, the River Rock Entertainment Authority, The Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe and sovereign nation, and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, is delivered pursuant to the terms and conditions of the Forbearance Agreement.  Capitalized terms used but not defined herein shall have the meaning given them in the Forbearance Agreement.

By executing and delivering this Joinder Agreement, the undersigned hereby (i) becomes a party to the Forbearance Agreement with the same force and effect as if originally a signatory thereto; (ii) expressly assumes all obligations of a “Merrill Party” thereunder; and (iii) shall be referred to as a “Merrill Party” for all purposes thereunder.  From and after the date hereof, the undersigned shall for all purposes be a party to the Forbearance Agreement and shall have the same rights, benefits and obligations as if a Merrill Party originally party thereto.

This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

Holder’s Name (please print):

By:

Name:

Title:

Address (please print):